Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between Jason Meggs (“Consultant”) and Syneos Health, Inc., a Delaware corporation (the “Company”), is dated January 5, 2023 and is effective as of July 1, 2023.

1. Separation of Employment.

(a) Effective as of July 1, 2023 (the “Separation Date), Consultant’s employment with the Company and all of its affiliates shall terminate.

(b) The parties hereto acknowledge and agree that, effective as of the Separation Date, that certain Employment Agreement by and between the Company and Consultant, dated April 8, 2014, letter agreement, dated March 20, 2018 and letter agreement, dated May 4, 2018 (collectively, the “Employment Agreement”), except to the extent provisions of the Employment Agreement are specifically referenced herein, shall terminate and be superseded by this Agreement (including the exhibits hereto).

2. Consulting Services.

(a) Consulting Services. During the period commencing on the Separation Date and ending on the date on which the consulting relationship established hereby is terminated in accordance with Section 2(c) (the “Consulting Period”), Consultant shall provide the following agreed-upon consulting services with regard to the business and operations of the Company, its subsidiaries and its affiliates as requested by the Company: (i) consultation and participation with Company matters as reasonably requested by the Company; and (ii) consultation and assistance with respect to services performed during the course of Consultant’s employment with the Company (collectively, the “Services”). In addition, Consultant agrees to cooperate reasonably with the Company in accomplishing a smooth and orderly transition of Consultant’s prior employment responsibilities to other employees of the Company, particularly including pending matters of which Consultant has the principal knowledge and background information.

(b) Compensation for Consulting Services. Subject to and conditioned upon (i) Consultant’s continued compliance with the Restrictive Covenants (as defined below) and (ii) Consultant’s execution and delivery of the Supplemental Release Agreement, as defined in and attached to that certain Separation Agreement and General Release of Claims entered into between Consultant and the Company (the “Separation Agreement”) in accordance with the terms therewith, and the non-revocation of the Supplemental Release Agreement during the seven day period following the date on which the Supplemental Release Agreement is executed:

(i) During the Consulting Period, the Company shall pay Consultant a fee of $5,000 per calendar month (the “Monthly Consulting Fee”) as consideration for up to 5 hours of Services rendered per calendar month, pro-rated for any partial calendar month of Services. To the extent Consultant provides more than 5 hours of Services in one calendar month, the Company shall pay Consultant $750 per hour for such additional Services performed (together with the Monthly Consulting Fee, the “Consulting Fees”). The monthly Consulting Fees shall be paid to Consultant in arrears within ten days following the end of the calendar month in which such Consulting Fees were earned.

(ii) In addition, all Company equity awards (or portions thereof) previously granted to Consultant that are outstanding as of the Separation Date (the “Company Equity Awards”) will remain outstanding and eligible to vest during the Consulting Period in accordance with their terms.

(c) Termination of Consulting Services. The Consulting Period shall terminate on December 31, 2023 (the “Consulting Period End Date”); provided, however, that (i) Consultant may terminate the Consulting Period and the Services hereunder at any time prior to the Consulting Period End Date, for any reason, upon written notice to the Company, provided that Consultant must provide at least 30 days’ prior written notice to the Company prior to any such termination for convenience; and (ii) the Company may terminate the Consulting Period and the Services hereunder at any time prior to the Consulting Period End Date only for Cause (as defined in the Company’s Executive Severance Plan as in effect on the Separation Date), by providing written notice to Consultant. If the Company or Consultant terminate the Consulting Period and the Services in accordance with this Section 2(c), then Consultant shall forfeit any Company Equity Award (or portion thereof) that remains outstanding and unvested as of the termination date.

(d) Return of Company Property. Consultant agrees that he shall, prior to the end of the Consulting Period, return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Consultant has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that Consultant knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) portable electronic devices (including, but not limited to, tablet computers) unless otherwise mutually agreed, credit cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

3. Taxes. The Company and Consultant agree and acknowledge that neither party hereto renders legal, tax or accounting advice to the other party. Without limiting the generality of the foregoing, during the Consulting Period (i) with respect to the Consulting Fees, the Company shall not pay, on the account of Consultant, any unemployment tax, or other taxes required under the law to be paid with respect to employees and shall not withhold any monies for income or employment tax purposes, and (ii) except as permitted by applicable law and the terms of the applicable plan, the Company shall not provide Consultant with, and Consultant shall not be eligible to receive, from the Company under any Company plan, any benefits, including without limitation, any pension, health, welfare, retirement, workers’ compensation or other insurance benefits. Consultant shall be solely responsible for all taxes arising in connection with any Consulting Fees, including without limitation any and all federal, state, local and foreign income and employment taxes.

4. Warranty. Consultant acknowledges that, upon receipt of the amounts set forth in the Separation Agreement and the payments set forth herein, Consultant has (i) received all monies and other benefits due to Consultant as a result of his employment with and separation of employment from the Company, and (ii) no right, title, or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement. Consultant further represents that he has not sustained a work-related injury or illness which he has not previously reported to the Company.

5. Restrictive Covenants. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that Consultant previously made certain representations, including with respect to confidential information, non-competition and non-solicitation obligations, and intellectual property as set forth in (i) the following Sections of the Employment Agreement: “Confidentiality”; “Non-Solicitation of Customers and Other Business Relations”; “Non-Solicitation of Employees; Non-Disparagement”; “Non-Competition”; “Geographical Area”; “Reasonable Restrictions; Right to Equitable Relief”; “Developments”; “Miscellaneous” (together, the “Employment Agreement Restrictive Covenants”) and (ii) the restrictive covenants contained in Sections 2 and 3 of Consultant’s Global

Restricted Stock Unit (RSU) Award Agreement dated January 18, 2022 at Attachment A, between Consultant and the Company (collectively, the “Restrictive Covenants”), and that the Restrictive Covenants shall remain in full force and effect in accordance with their terms and Consultant shall be bound by their terms, including following the termination of this Agreement to the extent the termination of this Agreement precedes the expiration of the covenant periods.

6. Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party to this Agreement (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Consultant acknowledges that (1) Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Consultant files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Consultant may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Consultant is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Consultant shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

7. Ongoing Cooperation. Subject to Section 6, Consultant agrees that Consultant will assist and cooperate with the Company and its affiliates (i) concerning reasonable requests for information about the business of the Company or its affiliates or Consultant’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Consultant, pertinent knowledge possessed by Consultant, or any act or omission by Consultant, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Consultant, pertinent knowledge possessed by Consultant, or any act or omission by Consultant. Consultant’s full reasonable cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, including in connection with interviews and factual investigations), executing documents Consultant knows to be accurate and truthful, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, turning over to the Company all relevant Company documents which are or may have come into Consultant’s possession during Consultant’s employment or during the Consulting Period and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Consultant may have at the time of the request and shall reimburse Consultant for reasonable expenses consistent with expense reimbursement for senior executives of the Company.

To the extent Consultant is made, or are threatened to be made, a party to or participant in any proceeding relating to Consultant’s employment by the Company and/or service as a Director or Officer of the Company, the Company shall provide Consultant indemnification as described in the Indemnification and Advancement Agreement entered into by and between Consultant and the Company on our around June 9, 2022, and/or the Company’s ByLaws and Certificate of Incorporation as amended.

8. Code Section 409A.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date of this Agreement (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the date of this Agreement, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 9 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

(b) Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of service) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of service under this Agreement may only be made upon Consultant’s “separation from service” (within the meaning of Section 409A).

(c) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Consultant during the six-month period following Consultant’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Consultant’s death), the Company shall pay Consultant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Consultant during such period (without interest).

9. Breach. In the event Consultant breaches Section 5 (including the Restrictive Covenants), any outstanding obligations of the Company hereunder shall immediately terminate, and the Company’s covenants hereunder shall be deemed null and void in their entirety.

10. Governing Law. This Agreement shall be construed under the laws of the State of North Carolina, both procedural and substantive.

11. Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

12. Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

13. Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.

14. Assignment. This Agreement is personal to Consultant and, without the prior written consent of the Company, shall not be assignable by Consultant other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Consultant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

15. Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

16. Entire Agreement; Amendments. This Agreement (including the exhibits hereto), constitutes the entire agreement between the parties concerning the subject matter hereof. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement including, but not limited to, the Employment Agreement (except as expressly provided herein with respect to the Employment Agreement Restrictive Covenants or as expressly provided in the Employment Agreement as surviving following the Separation Date), but excluding the Separation Agreement and any award agreements evidencing the Company Equity Awards. Consultant acknowledges and agrees that the payments and benefits set forth herein constitute full and complete satisfaction of the Company’s obligations to Consultant with respect to the Services, and Consultant shall have no right, title or interest in any payments or benefits except as provided herein. No amendments to this Agreement will be valid unless written and signed by Consultant and an authorized representative of the Company.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

18. Consultation with Counsel. Consultant acknowledges that (i) Consultant has thoroughly read and considered all aspects of this Agreement, that Consultant understands all its provisions and that Consultant is voluntarily entering into this Agreement, (ii) Consultant has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) Consultant has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Consultant acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him of this Agreement, and that he is relying solely on the advice of his independent advisors for such purposes.

19. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Consultant: at Consultant’s most recent address on the records of the Company and by email to [***].

If to the Company:

Syneos Health, Inc.

1030 Sync Street

Morrisville, NC 27560

United States of America

Attention: General Counsel

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

[Signature page follows]

IN WITNESS WHEREOF, Consultant has hereunto set Consultant’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year set forth below.

Dated: January 5, 2023	/s/ Jason Meggs
Jason Meggs

Dated: January 5, 2023	/s/ Jonathan Olefson
Syneos Health, Inc.
Name: Jonathan Olefson
Title: General Counsel